Exhibit 99.1

Intersect ENT Reports Second Quarter 2014 Results

Second Quarter Revenue Increased 118% Year-Over-Year to $8.6 Million

Menlo Park, Calif. – Sept. 3, 2014 (GLOBE NEWSWIRE) – Intersect ENT, Inc. (Nasdaq:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the second quarter of 2014.

Recent Accomplishments

•	Achieved Q2 revenue of $8.6 million, an increase of 118% over the second quarter of 2013

•	Realized gross margin of 73%, an increase of 66% from 44% in the second quarter of the prior year

•	Completed an initial public offering, raising $63.3M in gross proceeds

•	Completed the RESOLVE clinical study evaluating the company’s “S-8” steroid releasing implant for use in the physician office setting to treat chronic sinusitis patients who have had surgery yet still suffer from recurrent symptoms; study data will be presented at the American Rhinologic Society conference on September 20, 2014

•	Commenced a feasibility study in July, 2014 to assess the Company’s “Nova” steroid releasing implant that allows for treatment in the physician office setting of chronic sinusitis patients who have not yet had surgery

•	Received CE Mark for PROPEL® and PROPEL® mini in July, 2014

“This is a remarkable time for Intersect ENT,” said Lisa Earnhardt, president and chief executive officer. “We continue to make solid progress driving adoption of PROPEL and PROPEL mini, delivering another quarter of strong revenue growth with gross margins over 70%. We are also delighted to have completed our IPO, which facilitates our efforts to bring our steroid-releasing implant technology to many more patients by helping us to expand our commercial footprint as well as to advance our pipeline of novel products for use in the office setting. We are pleased to be addressing the debilitating symptoms of chronic sinusitis, a condition which affects one in eight adults in the U.S. and is a leading cause of lost work productivity for employers.”

Second Quarter Financial Results

Revenue for the three months ended June 30, 2014 increased by 118% to $8.6 million from $3.9 million in the same period 2013. This increase is attributable to higher unit sales via the acquisition of new accounts and driving adoption with existing customers. Gross margin for the second quarter of 2014 was 73%, up from 44% in the three months ended June 30, 2013. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes and the occurrence of a packaging issue in the second quarter 2013.

Operating expenses for the second quarter of 2014 were $10.7 million, an increase of 65% compared to $6.5 million in the second quarter of 2013. The increase in operating expenses was driven primarily by an increase in sales and marketing headcount.

Net loss for the second quarter of 2014 was $4.4 million, compared to $4.9 million for the second quarter of 2013.

Cash and cash equivalents were $2.7 million as of June 30, 2014. In July 2014, the company completed its initial public offering raising net proceeds of approximately $55.8 million, after deducting underwriting discounts and commissions and offering expenses.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. Eastern Time to discuss its second quarter 2014 financial results. To access the conference call via the Internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. EDT at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10051592. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two drug-eluting implants, PROPEL and PROPEL mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis. In addition, Intersect ENT is developing new products for use by ENT physicians to treat patients with chronic sinusitis in the office setting. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

Forward-Looking Statements

The statements in this press release that PROPEL may be a cost-effective treatment for preventing post-operative complications and the benefits that Intersect ENT expects to receive from the receipt of the IPO net proceeds are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the long-term effects of PROPEL and PROPEL mini relative to alternative treatments may not be as Intersect ENT expects, the development of competitive products, the uncertain timing of completion of and the success of clinical trials, market competition, as well as other risks detailed from time to time in Intersect ENT’s filings with the Securities and Exchange Commission, including its prospectus filed with the SEC on July 24, 2014. Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.